Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to 5,000,000 shares of Common Stock, $0.01 par value, issuable pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan, for which Equity One, Inc. previously filed Registration Statements on Form S-8 (File No. 333-99577, File No. 333-118347, and File No. 333-150706), of our reports dated March 10, 2011, with respect to the consolidated financial statements and schedules of Equity One, Inc. and the effectiveness of internal control over financial reporting of Equity One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Boca Raton, Florida
May 12, 2011